Exhibit 99.(p)(42)

Shapiro Capital Management LLC

Code of Ethics

General Principles

The Code of Ethics is based on the principle that Access Persons (defined below) of SCM owe a fiduciary duty to SCM’s clients. This duty includes the obligation to conduct their personal securities transactions in a manner that does not interfere with the transactions of any client or otherwise to take unfair advantage of their relationship with clients. In recognition of this duty, SCM hereby adopts the following general principles to guide the actions of the Access Persons:

•	Access Persons have the duty at all times to place the interests of clients first.
•	Access Persons have the duty to conduct all personal securities transactions in a manner consistent with these procedures and in such a manner to avoid any actual or potential conflict or abuse of a position of trust and responsibility.
•	Access Persons must refrain from actions or activities that allow a person to profit or benefit from his or her position with respect to a client, or that otherwise brings into question the Access Person's independence or judgment.
•	Each Access Person shall have and maintain knowledge of and shall comply with all applicable Federal and State laws and all rules and regulations of any governmental agency or self-regulatory organization governing his/her actions as an Access Person. An access person is defined as all employees or those with similar status of SCM.
•	Each Access Person must acknowledge the Code of Ethics and any amendments to the Code of Ethics.

Personal Securities Transactions

Purpose

The following procedures are designed to assist the Compliance Officer in detecting and preventing abusive sales practices such as "scalping" or "front running" and to highlight potentially abusive "soft dollar" or brokerage arrangements.

SCM will require an initial holding report of Access Persons no later than 10 days after becoming an Access Person. In addition, an annual holdings report of Access Persons will be maintained. The reports will state the name of the Broker-Dealer and/or bank with whom the account was established. The annual report must state number of shares and principal amount of all securities owned by the employee and any account maintained with a Broker-Dealer and/or bank.

SCM will require personal securities transactions reports of employees including all brokerage transactions. These will be required to be sent directly from the broker dealer where the account is held to the compliance department. The employee will also be required to certify these transactions at least quarterly. In addition, pre- clearance is required on personal securities transactions including but not limited to Mutual Funds managed by SCM, Exchange Traded Funds, Initial Public Offerings and Private Placements. No pre-clearance is required on accounts managed by third party investment advisers. However, accounts managed by third parties will be subject to quarterly reporting and monitoring by the CCO or Senior Manager. (Third Party accounts are those in which the employee has no discretionary authority over and the sole decision making in made by the third party manager).

Exceptions

Exceptions to the record keeping requirements are as follows:

•	Transactions effected in any account over which neither SCM nor its employees have any direct or indirect influence or control such as accounts held in a blind trust in; and,
•	Transactions that are direct obligations of the United States government.

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Other Considerations

Notification of Reporting Obligation Annual Certification

SCM will notify all employees about their duty to inform the Chief Compliance Officer when they are establishing a brokerage account so that SCM may request duplicate confirmations and statements. Once informed of the duty an employee has a continuing obligation to provide such information to SCM in a timely manner. Information compiled in SCM files is available for SEC inspection or other regulatory authorities at any time. Annually, SCM will prepare a written report for any Mutual Funds Board(s) that:

•	Describes any issues that have arisen under this Code of Ethics or its procedures since the latest report, including information about material Code of Ethics or procedure violations and sanctions imposed in response to those violations; and
•	Certifies to the Boards that the adopted Code of Ethics and its procedures provide reasonably necessary measures to prevent investment personnel from violating the Code and applicable procedures.

Review

•	Periodic Review. The Chief Compliance Officer or a designee shall review and compare all reported transactions in Securities with:
▪	the transactions of the Access Person indicated on his or her confirmations and account statements; and
▪	the transactions of SCM’s clients.
•	Suspected Violations. If the Chief Compliance Officer suspects that an Access Person has violated these Procedures, he or she shall investigate the alleged violation, and, as a part of that investigation, allow the Access Person an opportunity to explain why the violation occurred or did not occur.
•	Violation Report. If the Chief Compliance Officer concludes that an Access Person has violated these Procedures, he or she shall submit a report of such violation, his or her investigation of such violation, and his or her recommendation on what steps should be taken to address such violation, including recommending sanctions against the violator.

Training

At least annually, the Chief Compliance Officer shall conduct a training seminar reviewing the requirements of the Procedures and the required duties of the Access Persons.

Insider Trading

The Firm's policy prohibits any representative from acting upon, misusing or disclosing any material non-public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the Compliance Officer, designated officer or senior management, and any violations of the Firm’s policy will result in disciplinary action and/or termination.

SCM's Insider Trading Procedures are designed to prevent the misuse of material, nonpublic information by SCM and its officers, directors and employees.

SCM has adopted various procedures to implement the firm’s insider trading policy and reviews to monitor and insure the firm’s policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

•	The Insider Trading Policy is distributed to all access persons, and new access persons upon hire, and requires a written acknowledgement by each access persons,
•	All access person’s must disclose personal securities accounts and report at least quarterly any reportable transactions in their access persons and access persons-related personal accounts,
•	All access person’s must report to the Compliance Officer or a designated person all business, financial or personal relationships that may result in access to material, non-public information,
•	The Compliance Officer or a designated officer reviews all personal investment activity for access persons and access persons-related accounts,
•	The Compliance Officer or a designated officer provides guidance to access persons on any possible insider trading situation or question,
•	The Firm's Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate, and

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•	The Compliance Officer or a designated officer prepares a written report to management and/or legal counsel of any possible violation of the Firm’s Insider Trading Policy for implementing corrective and/or disciplinary action.

An employee of SCM will contact the Chief Compliance Officer if he or she becomes aware of an actual or potential insider trading violation or violation of the Policies and Procedures.

Certification

Every employee shall certify on an annual basis that he or she has:

•	complied with these Procedures; and
•	has read and understands these Procedures

Outside Business Activities

An employee must notify SCM if they wish to be engaged in an outside business. An employee of SCM will be engaged in an outside business activity if he or she:

•	serves as general partner, officer or employee of any business organization;
•	receives compensation in any form from a business organization; or
•	serves as a director of any business organization.

Review Procedures

The Chief Compliance Officer will review the information supplied by each employee engaging in an outside business activity and independently verify that the information is correct, including the nature and the extent of the outside business activities and the employee's outside sources of income.

Legal or Regulatory Proceedings

Any employee shall immediately notify the Chief Compliance Officer if he or she becomes the subject of a securities- related action involving:

•	an investigation or governmental proceeding;
•	any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;

•	any litigation or arbitration;
•	any bankruptcy proceedings;
•	any civil litigation; or
•	any arrest, summons, subpoena, indictment or conviction for a criminal offense.

When giving notice of a legal or regulatory proceeding, the Adviser Representative shall provide, at a minimum, the following information:

•	Parties involved;
•	Court or arbitration forum; and
•	Nature of the proceeding.

Business Communication Standards

Employees using SCM's electronic communication systems must follow appropriate business communication standards. Employees may not send or receive communications that are inappropriate, obscene, discriminatory, threatening or otherwise offensive.

Gift and Entertainment Policy

•	Gifts. "Gifts" are items of value that a third-party provides to an employee of SCM (or SCM to them) where there is no business communication involved in the enjoyment of the gift. Examples include: flowers sent on special occasions, fruits and candies sent to an employee during the holidays, and tickets to a sporting event for an employee and a family member.

•	Entertainment. "Entertainment" is where the giver of the item of value participates with the recipient in the enjoyment of the item.
•	Policy.

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•	Entertainment is appropriate only when it is used to foster and promote business relationships for the firm.
•	An employee must obtain prior permission from his or her supervisor to provide a gift or entertainment that exceeds $500 in value. However, no gifts or entertainment of any value will be allowed to be given or received as it relates to parties associated with mutual funds that SCM manages.
•	Employees may not solicit any gift or entertainment.
•	An employee may not accept cash or a gift certificate.
•	Excessive gift giving or entertainment activity is prohibited.
•	An employee may not accept any gift or entertainment that might influence his or her investment decision or that might make the employee feel obligated to any person or firm.

•	Reporting. Employees of SCM shall report any gift or entertainment that exceeds $300 in value to his or her supervisor.

Political Contributions

Shapiro Capital’s policies on campaign contributions and solicitations are designed to ensure that Shapiro Capital complies with applicable restrictions and limits on political contributions and gifts made by employees to any officeholders, candidates for office, and political action committees throughout the world.

In connection with the foregoing principles, Shapiro Capital does not permit any Access Persons to make Contributions to Public Pension Fund Officials.

Shapiro Capital Access Persons engaged in personal political activity (e.g., election campaign work, solicitation of contributions), that are not prohibited by this Code of Ethics, must not attribute such activity to Shapiro Capital. Shapiro Capital’s name, facilities, property and resources (including e-mails) may not be used in connection with any political activities. Contributions over $250.00 to any political organization or candidate must be disclosed to, and approved by, the Compliance Officer in order to verify that there are no conflicts of interest.

New Access Persons of Shapiro Capital will be required to disclose to the Compliance Officer contributions over to any political organization made by such Access Persons within two years prior to joining Shapiro Capital or such longer period of time as may be determined by the Compliance Officer.

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